NEWS RELEASE
W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000

FOR IMMEDIATE RELEASE     CONTACT:     Karen A. Horvath
Vice President
External Financial Communications
(203) 629-3000

W. R. BERKLEY CORPORATION ELECTS JONATHAN TALISMAN AS A DIRECTOR

Greenwich, CT, November 8, 2019 -- W. R. Berkley Corporation (NYSE: WRB) today announced that its Board of Directors has elected Jonathan Talisman as a director, increasing the number of board members to eleven and the number of independent directors to nine.
Mr. Talisman is a founder and managing partner of Capitol Tax Partners. Before forming Capitol Tax Partners in 2001, Mr. Talisman served as the Assistant Secretary for Tax Policy at the U.S. Treasury Department during the Clinton Administration. Previously, he had served at the Treasury Department as the Deputy Assistant Secretary for Tax Policy and the Tax Legislative Counsel, as the Chief Democratic Tax Counsel of the Senate Finance Committee and as Legislation Counsel to the Joint Committee on Taxation.
Currently, Mr. Talisman serves on the Board of Advisors to the Tax Policy Center and was chair of the Formation of Tax Policy Committee, American Bar Association Tax Section. He also currently serves as an adjunct tax professor at Georgetown University Law Center. He was president of the board of directors at Adventure Theatre Musical Theatre Center for several years.
Mr. Talisman holds a Juris Doctorate from the University of Virginia School of Law and a Bachelor of Science degree in Commerce from the University of Virginia. He was admitted as a certified public accountant in Maryland in 1981.
Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty insurance business: Insurance and Reinsurance & Monoline Excess. For further information about W. R. Berkley Corporation, please visit www.berkley.com.
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